Exhibit 99.1
MedAvant Healthcare Solutions
(PILLQ.PK)
Executive Summary
August 2008

INFORMATION REQUESTS
Cain Brothers is the Company’s financial advisor. Under no circumstances should any interested party contact directly the Company for any reason in connection with their evaluation of MedAvant. All inquiries regarding this Executive Summary, or the Company should be directed to the following persons:

Court Houseworth Managing Director (415) 962-2956 chouseworth@cainbrothers.com	Tom Barry Managing Director (212) 981-6958 tbarry@cainbrothers.com

Raymond Falci Managing Director (212) 981-6959 rfalci@cainbrothers.com	Danielle Rubinstein Associate (212) 981-6939 drubinstein@cainbrothers.com
Cain Brothers & Company, LLC
360 Madison Avenue, 5th Floor
New York, New York 10017
Telephone: (212) 869-5600
601 California Street, Suite 1505
San Francisco, CA 94108
Telephone: (415) 982-6536

Business Overview
MedAvant Healthcare Solutions (“MedAvant” or the “Company”), incorporated in 1989, provides information technology used to process transactions within the healthcare industry. The Company offers electronic claims processing to healthcare providers through a highly developed Electronic Data Interchange (EDI) platform. MedAvant operates PhoenixSM, a highly scalable platform which supports real-time connections between healthcare clients and is configurable to enable a wide range of input and response choices for either side of a healthcare transaction. Its customers include physicians & hospitals, PMS vendors, billing associations, healthcare payers and technology providers. The Company generated approximately $27 million of revenue in the EDI business during the latest twelve months.
The Company’s EDI clients use a real-time web portal called myMedAvant to process and/or track claims and payments. myMedAvant offers real time analytics to both provider and health plan clients. Real time transactions sets currently supported by PhoenixSM include eligibility, referrals, claims status inquiry, electronic remittance advices (“ERA”) and conventional claims processing (professional, institutional and dental).
On April 30, 2007 MedAvant divested the majority of its Pharmacy Solutions business to SureScripts. The Pharmacy Solutions business represented of a very small portion of the Company’s overall revenues. On January 31, 2008 MedAvant completed the sale of its National Preferred Provider Network (`NPPNTM‘) to Coalition America, Inc. for approximately $23.5 million in cash. On July 2, 2008, MedAvant completed the divestiture of its Lab Services business to ETSec, Inc. for approximately $2.1 million in cash. As a result of the aforementioned divestures, the EDI business is the only current, operating line of MedAvant.
On July 23, 2008, MedAvant announced that it filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The Company has signed an asset purchase agreement to sell its assets to a private equity firm, Marlin Equity, under section 363 of the Bankruptcy Code, subject to higher and better bids. Under the schedule that has been approved by the Court, any bids from competing bidders must be submitted first in writing on or before September 5, 2008 and the auction itself will then be conducted on September 8, 2008.
Key Investment Considerations
▪	Healthcare EDI Transaction Processor Completely Integrated on One Common Platform. As of 4Q06, all of MedAvant’s transactions were consolidated onto the PhoenixSM Platform, creating a unique platform for growth and modest ongoing support costs. This platform creates scale and capabilities in an environment that has recently gained considerable transaction momentum.

▪	PhoenixSM: a Unique and Scalable Real-Time Transaction Platform. The PhoenixSM Platform which was launched in 2003 is a highly configurable EDI platform capable of transmitting healthcare transactions in a real time or batch mode based on the capabilities of trading partners on either side of the transaction. Additionally, PhoenixSM has been built to act as a universal transaction engine which allows users to utilize a single platform to view a wide range of incoming and outgoing data sets. Based on its highly fault tolerant and scalable architecture, PhoenixSM, which is currently operating at 40% of capacity is ideally suited for considerable growth.

▪	Strategic Growth Opportunities Created by the PhoenixSM Platform. In part based on increasing complexities in the healthcare payment model and the requirement that this places on improved payer-provider-consumer connectivity, the real-time capabilities and highly configurable nature of PhoenixSM create a broad range of transaction applications to serve as the core gateway among these entities and their associated payment flows.

▪	Increasing Transaction Counts and Stable Revenue Illustrate Market Position. MedAvant’s EDI revenue has remained relatively steady over the last eight quarters, while increasing volume, particularly from top ten clients point to its positive market position.

▪	Improving Profitability. MedAvant has focused on streaming its EDI operations over the past few quarters, which has resulted in progress related to several new business applications for the Phoenix platform as well as measurable improvement in the operating profitability of this business unit. Profitability has improved due to increased customer volumes combined with decreased telecommunication costs and a reduction or elimination of rebates payable to vendors on certain transactions. In addition, the Company has improved profitability by reducing labor and payroll expenses, facility expenses and other operating expenses.

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